EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO
Brittany Scott, Media Inquiries
(323) 556-3225
www.broadwayfederalbank.com

BROADWAY FEDERAL BANK

ANNOUNCES APPOINTMENT OF

WAYNE-KENT A. BRADSHAW

PRESIDENT AND CHIEF OPERATING OFFICER

LOS ANGELES, CA – (BUSINESS WIRE) – February 3, 2009 – Broadway Financial Corporation (“Company”) (NASDAQ Small-Cap: BYFC), the holding company of Broadway Federal Bank, f.s.b. (“Bank” or “Broadway”), today announced that Wayne-Kent A. Bradshaw has joined the Company as President and Chief Operating Officer of the Bank.

Paul C. Hudson, Chairman and CEO, stated, “Attracting a senior level executive with Wayne’s experience and talent will facilitate the continued growth and profitability of the Company by expanding the management resources and capabilities of the Bank.”

Mr. Bradshaw brings to Broadway over thirty-eight years of experience in financial management and banking, most recently as the Regional President and National Manager for the Community and External Affairs activities at Washington Mutual.

Mr. Bradshaw is an experienced community banker. He served as President and Chief Executive Officer of the Los Angeles based Family Savings Bank from 1989 until 2002, and prior to his leadership role at Family Savings, he served as President and Chief Executive Officer at Founders National Bank, also headquartered in Los Angeles. During his extensive banking career, Mr. Bradshaw held the position of Chief Deputy Superintendent for the California State Banking Department, as well as, key lending positions at Union Bank and Industrial Bank.

Bradshaw’s considerable financial management and community affairs relationship skills, coupled with his lending experience with real estate secured transactions, asset based financing, commercial and consumer loans make him uniquely qualified to help Broadway grow profitably and manage the Bank during these difficult economic times.

Bradshaw remarked, “I am very excited about returning to community banking and working with the Broadway team to manage the Bank to continued profitability and growth.”

Bradshaw currently serves on the board of the California State University, Northridge Foundation and the Northridge Hospital Medical Center Community Advisory Board and has previously served on the board of the California Bankers Association, the California Community Reinvestment Corporation, the Federal Reserve Board’s Consumer Advisory Council and the California Science Center Foundation.

Safe, Strong and Secure

The Los Angeles Business Journal ranked Broadway as one of the most profitable Los Angeles based banks. The Bank is celebrating its 62nd anniversary as a community-oriented savings bank, which primarily originates residential and commercial mortgage loans in the greater Los Angeles area. The Bank operates five full service branches, four in the city of Los Angeles, and one in the nearby city of Inglewood, California. Shareholders, analysts and others seeking information about the Company or the Bank are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

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